Exhibit 10.42

RESEARCH AGREEMENT

FOR INVESTIGATOR SPONSORED CLINICAL TRIAL

This Research Agreement (“Agreement”) dated as of and effective the 11th day of August, 2006 is made by and between

BIOENVISION Limited, whose trading office is 10 Lochside Place, Edinburgh Park, Edinburgh EH12 9RG UK, (“BIOENVISION”)

And

Cardiff University, whose administrative offices are at 30-36 Newport Road, Cardiff, CF24 ODE, (“Sponsor”)

WHEREAS,

a)                                      BIOENVISION has agreed, without any involvement in the initiation or conduct of the Sponsor’s clinical trial to provide financial support for the following Clinical Trial entitled:

AML 16 Clinical Trial:  “A PHASE II/III TRIAL FOR OLDER PATIENTS WITH
ACUTE MYELOID LEUKAEMIA AND HIGH RISK MYELODYSPLASTC
SYNDROME: Intensive Arm” (up to 400 patients enrolled)
(Trial Reference ISRCTN 11036523)

b)                                     The Clinical Trial is being initiated by the Sponsor and is to be conducted under the supervision of the Chief Investigator, Professor Alan Burnett, at the Department of Haematology, Cardiff University and in addition participating hospitals, who may participate according to the conditions agreed with the Sponsor.

c)                                      This Agreement sets forth the obligations of Chief Investigator and Sponsor as well as the nature of BIOENVISION’S obligations.

NOW, THEREFORE, based on the foregoing premises and the mutual covenants and agreements contained herein and other consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.                                       GENERAL

a)                                      For the avoidance of doubt the Sponsor agrees that BIOENVISION is neither the sponsor nor co-sponsor of the Clinical Trial nor, during the term of this Agreement or otherwise, shall BIOENVISION be deemed to be the sponsor or co-sponsor of the Clinical Trial for any purpose whatsoever.

b)                                     Subject to the provisions set out below at Clause 1, it is recognised that the Sponsor intends to invite other hospitals, institutions or investigators to participate in this Clinical Trial under the leadership of the Sponsor and Chief Investigator, it is set out herewith that whatever relationship this does require between the Sponsor and these sites or investigators, it does not and shall not establish any contractual relationship or other contractual liability or contractual obligation of any nature whatsoever, in each case, between BIOENVISION and these sites and/or investigators.  Further, the adding of these sites or investigators by the Sponsor shall not affect any of the Sponsor’s obligations as the Sponsor of the Clinical Trial, which need to be fulfilled for the Clinical Trial as a whole, independent of the number of participating sites or investigators.  The Sponsor is responsible for ensuring that any such participating sites and investigators comply and act consistently with the Sponsor’s obligations and with the rights of BIOENVISION which are set out in this Agreement.

c)                                      The Sponsor makes no representation or warranty and Bioenvision expressly indemnifies and waives all claims against the Sponsor arising out of or in connection with any claims relating to the stability, safety, or toxicity of the Medicinal Product developed, formulated, packaged or manufactured in accordance with its provision under this Agreement for the Clinical Trial.

d)                                     Bioenvision assumes all risk or loss or claims in respect of the use of the Medicinal Product save where the Sponsor has been negligent and/or indemnifies the Sponsor in respect of such loss or damage and Bioenvision further warrants that the use of the Medicinal Product will not infringe any patents or any other proprietary rights and will indemnify the Sponsor in respect of any claims relating to such warranty.

e)                                      The Sponsor will indemnify Bioenvision against claims arising as a result of clinical negligence and/or negligent harm to Clinical Trial Subjects under its duty of care during the conduct of the Clinical Trial pursuant to this Agreement.

f)                                        The Sponsor shall only be liable to Bioenvision in respect to the Results provided to Bioenvision to the extent that the Sponsor has been negligent or is in wilful default in respect of the Results and/or is in deliberate breach of the terms and conditions of this Agreement.

g)                                     Neither Party shall be liable to the other for any loss of profit, business, reputation, contracts, revenues or anticipated savings for any special, indirect or consequential damage or any nature which arises directly or indirectly out of or in connection with this Agreement.

h)                                     Subject to the foregoing provisions of this Clause 1, Bioenvision shall indemnify and hold the Sponsor free and harmless from any and all claims, demands, liability, losses, actions or causes of actions, or any fines or penalties, and any and all expenses associated therewith (including, without limiting the generality of the foregoing, defence costs and reasonable out-of-pocket attorney’s fees), arising out of or in connection with, are the result of, or are otherwise related to:

any act or omission of Bioenvision;

the promotion, distribution, use, misuse or sale of the Medicinal Product (including, without limiting the generality of the foregoing, any claims, express, implied or statutory, made as to the efficacy or safety thereof);

any Drug Product Labelling or packaging;

Bioenvision’s compliance or non-compliance with any applicable governmental, local governmental, or regulatory authority laws or regulations;

any failure of Bioenvision to perform, in whole or in part, any of its obligations hereunder, or

Bioenvision’s manufacture or handling of the Medicinal Drug, or any acts or omissions of Bioenvision in respect thereof.

2.                                       RESPONSIBILITIES RELATED TO THE CLINICAL TRIAL.  In Consideration of BIOENVISION providing certain financial support set forth in this Agreement, the Sponsor agrees to assume the following obligations:

a)                                      To provide BIOENVISION with the Protocol which has been developed by the Chief Investigator (and any and all amendments, modifications, supplements thereto or restatements thereof), used or to be used in the Clinical Trial and the written approval of the same by the Central Office for Research Ethics Committees (“COREC”).

b)                                     To permit Bioenvision to review the design of the CRFs (Case Record Forms) for the Clinical Trial.

c)                                      To furnish BIOENVISION with a copy of all correspondence with the COREC and/or the offices of domestic or foreign regulatory agencies within five (5) business days of receipt or transmittal by or the Sponsor;

d)                                     To notify BIOENVISION immediately of any action by the COREC altering their review or approval of the Clinical Trial;

e)                                      To promptly notify BIOENVISION of any problems or potential concerns involving risk to human subjects;

f)                                        To furnish BIOENVISION with a monthly summary status report of the research performed under the Clinical Trial in a format to be agreed between BIOENVISION and the Chief Investigator.  The content of this interim report is subject to the provisions of the Data Protection Act 1998;

g)                                     To furnish BIOENVISION with a complete report of the research performed under intensive arm of the Clinical Trial along with a publishable manuscript (the “Clinical Trial Report”) within 90 days of the completion of the Clinical Trial.  The complete report will be structured in a format to be discussed and agreed between BIOENVISION and the Chief Investigator.  BIOENVISION hereby recognises that the Chief Investigator has the right of first publication within the 60 day period immediately following the delivery of the Clinical Trial Report to BIOENVISION.  The Sponsor shall retain all Intellectual Property Rights in respect of the Results of the Clinical Trial save to the extent that the provisions of clause 6(a) and/or 6(c) apply;

h)                                     To notify BIOENVISION immediately of any changes in the status of the Chief Investigator or the Sponsor’s status at the site(s); provided, however, that any such change in status shall be notified to BIOENVISION in writing.

i)                                         To not use BIOENVISION’S name in any advertising or other communication concerning this Clinical Trial other than with the prior written consent of BIOENVISION in its sole discretion;

j)                                         To conduct the Clinical Trial in accordance with the Protocol attached hereto as Appendix A; provided, however that any change to the Protocol shall be notified to BIOENVISION in writing and that BIOENVISION shall acknowledge receipt of any such notification.

k)                                      To submit promptly all changes in the Protocol for BIOENVISION’S review.  The Sponsor also agrees to notify BIOENVISION immediately if any subject in this Clinical Trial is simultaneously enrolled in another Clinical Trial;

l)                                         To notify BIOENVISION of any “serious” adverse event possibly related to CLOFARABINE, within 24 hours of receiving notification of such an event.  For purposes of this requirement, under ICH guidelines (ICH E2A Directive 2001/20) “serious” means any adverse event(s) which are:

associated with the patient’s death;

associated with inpatient hospitalisation or prolonged hospitalisation of the patient;

life-threatening to the patient;

associated with severe or permanent disability/incapacity;

associated with cancer, or a congenital anomaly; or

significant for any other reason.

The Sponsor agrees to make available to BIOENVISION, promptly, and within reporting guidelines for serious adverse events, the completed SAE Form and any and all such records as may be reasonably necessary and pertinent to investigate an adverse event, including, without limitation, any such adverse event which may be associated with use of a BIOENVISION drug during the Clinical Trial;

m)                                   To comply with all laws, regulations or standards applicable to the Clinical Trial, including, but not limited to, obligations for safety reporting, and any other requirements reporting to regulatory authorities, informed consent, ethical review board requirements, obtaining and documenting regulatory authorisations and CTAs and EUDRACT documentation prior to the commencement of the Clinical Trial, archiving and retention of records, and all other applicable principles of Good Clinical Practice; and

n)                                     To maintain records, and to instruct participating centres to do likewise, of the receipt, storage and administration or dispensing of CLOFARABINE, identifying (but not necessarily by name) each patient to whom the drug is administered or dispensed, and to make these records available to BIOENVISION at any time requested.

o)                                     The Sponsor shall be responsible for compliance with all laws and regulations applicable to any destruction or disposition of CLOFARABINE at the Sponsor’s site and/or at the site of any other institution participating in the Clinical Trial.

p)                                     To provide BIOENVISION with a copy of the Clinical Trial Monitoring Plan, prior to the commencement of the Clinical Trial, and to further provide BIOENVISION with a copy of the record of monitoring visits and source data verification with each and every summary status and complete report of the research, as detailed in clause 2(f) and 2(g) of this Agreement.

3.                                       CONSIDERATION AND PAYMENTS.

a)                                      Contingent on the Sponsor’s compliance with the obligations set forth herein, BIOENVISION shall provide the Sponsor with an initial Clinical Trial set up payment of [****] and further payments based on the provision of summary status reports as set out in paragraph 2(f) and as detailed in Appendix B.  The final payment will be due on delivery of the final Clinical Trial Report and publishable manuscript provided for in clause 2(g), in each case, as more fully described in the Financial Support Schedule attached hereto as Appendix B.

b)                                     BIOENVISION’S payment obligations set forth in clause 3(a) and Appendix B attached hereto are contingent upon Sponsor’s obligation to reimburse BIOENVISION for the cost associated with the supply of clofarabine, as detailed in the Financial Support Schedule attached hereto as Appendix B.

c)                                      All payments by BIOENVISION under this clause 3 shall be made within thirty (30) days of the end of the month in which the Sponsor’s invoice (notification of meeting the respective milestone as set in the Financial Support Schedule (Appendix B)) is received.  Each invoice shall set forth in reasonable detail the status of the Clinical Trial or relevant Clinical Trial report, as applicable, and the description and amount due.  Matters in dispute shall be payable upon mutual resolution of such disputes.  The Sponsor shall be prepared to follow up with any and all such supporting documentation reasonably requested by BIOENVISION.

All payments by Sponsor to BIOENVISION shall be made within sixty (60) days of the end of the month in which BIOENVISION’S Invoice is delivered.

BIOENVISION’s payment will be made to:

AML 16 Bioenvision Account

RACD Finance Department

Cardiff University

30-36 Newport Road

Cardiff

CF24 ODE

**** Material omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Exchange Act of 1934.  Material filed separately with the Securities and Exchange Commission.

Or in such other name and/ or address as provided after BIOENVISION’S receipt of prior written notice of such change.

Sponsor’s payments will be made to:

Bioenvision Limited

10 Lochside Place

Edinburgh Park

Edinburgh

EH12 9RG

Attention:  Accounts Department

Or in such other name and/ or address as provided after Sponsor’s receipt of prior written notice of such change.

4.                                       CLINICAL TRIAL DRUG SUPPLY AND DELIVERY.  Contingent on the Sponsors compliance with the obligations set forth herein and with the terms set forth in the Financial Support Schedule (Appendix B), the parties hereby agree as follows:

a)                                      The Sponsor will notify BIOENVISION of the specific needs for each shipment of clofarabine during the conduct of the Clinical Trial.  Each request will-be activated by electronic communication from the Trial Office in the Clinical Trials Unit, University of Birmingham identifying the principal investigator and site in addition to detailing the patient trial number, quantity, named pharmacist and full delivery invoice address.

b)                                     The Sponsor must provide BIOENVISION with a copy of the Sponsor’s COREC approval, and the EC approval of each participating site, prior to BIOENVISION shipment of clofarabine.

c)                                      Bioenvision will be responsible for the labelling of the Clinical Trial drug in compliance with the European Directive 2001/20/EC, (Volume 4 Good Manufacturing Practices, Annexe 13, Manufacture of investigational medicinal products).

5.                                       PUBLICATION.

a)                                      Upon completion of each Clinical Trial, and any prior publication of multi-centre data, or when the Clinical Trial data are adequate (in Sponsor’s and BIOENVISION’ s reasonable judgement), the Sponsor will prepare the data deriving from the Clinical Trial for publication.  In so far as any publication relates to clofarabine such data will be submitted to BIOENVISION for review and comment prior to publication.  In order to ensure that BIOENVISION will be able to make comments and suggestions where pertinent, material for public dissemination will be submitted to BIOENVISION for review at least thirty (30) days prior to submission for publication, public dissemination, or review by a publication committee.

b)                                     During the period for review of a proposed publication referred to in clause (a) above, BIOENVISION shall be entitled to make a reasoned request to the Sponsor that publication be delayed for a period of up to six (6) months from the date of first submission to BIOENVISION in order to enable BIOENVISION to take steps to protect its proprietary information.  The Sponsor shall not unreasonably withhold consent to such a request.

c)                                      In the event that any such Publication does not relate to clofarabine then the Publication shall be provided to BIOENVISION for information purposes only.

6.                                       INTELLECTUAL PROPERTY

a)                                      The Sponsor will disclose and promptly assign to BIOENVISION in writing any improvements, inventions or discoveries relating to clofarabine, whether or not patentable, including without limitation any and all reformulations of clofarabine, generated by the Sponsor or one of its agents, employees or representatives, or arising from the activities or discoveries, whether or not patentable, generated or arising from the activities under this

Agreement relating to clofarabine conceived and/or reduced to practice during the term of this Agreement relating to clofarabine which are conceived or reduced to practice by the Sponsor, any co-sponsor of this Clinical Trial and/or any employee or representative of the Sponsor or such co-sponsor or the Clinical Trial (the “Intellectual Property Rights”).

b)                                     Any other rights in any improvements, inventions or discoveries including intellectual property rights (other than the “Intellectual Property Rights” defined in clause 6(a) above), whether or not patentable, generated by the Sponsor or one of its agents, employees or representatives, or arising from the activities or discoveries, whether or not patentable, generated or arising from the activities under this Agreement conceived and/or reduced to practice during the term of this Agreement which are conceived or reduced to practice by the Sponsor, any co-sponsor of this Clinical Trial and/or any employee or representative of the Sponsor or such co-sponsor or the Clinical Trial (the “Sponsor Intellectual Property Rights”) shall belong with the Sponsor.

c)                                      Any Intellectual Property Rights concerning the use of clofarabine shall be the sole and exclusive property of BIOENVISION, regardless of the source of any such improvement, invention, reformulation or discoveries, and, during the term of this Agreement or thereafter, as applicable, the Sponsor agrees to promptly assign or cause to be assigned all right, title and interest in and to such Intellectual Property Rights to BIOENVISION.

d)                                     BIOENVISION’S obligation to make final payment for the final Clinical Trial Report set forth in clause 3(a) above shall be contingent upon its having received any and all such Intellectual Property Rights from the Sponsor and/or Chief Investigator.

7.                                       Term and Termination.  The term of this Agreement shall expire upon completion of the Clinical Trial; provided, however, that

a)                                      Either BIOENVISION or the Sponsor (the “Terminating Party”) may terminate this Agreement with immediate effect at any time if the other Party (the “Defaulting Party”) is (i) in breach of any of the Defaulting Party’s obligations hereunder and fails to remedy such breach where it is capable of remedy within 28 days of a written notice from the Terminating Party specifying the breach and requiring its remedy; or (ii) declared insolvent or has an administrator or receiver appointed over all or any part of its assets or ceases or threatens to cease to carry on its business.

b)                                     A Party may terminate this Agreement immediately on notice to the other Party with immediate effect if it is reasonably of the opinion that the Clinical Trial should cease in the interests of the health of Clinical Trial Patients involved in the Clinical Trial as advised by the Clinical Trial independent Data and Ethics Monitoring Committee.

c)                                      BIOENVISION may terminate this Agreement on notice to the Sponsor if Professor Alan Burnett is no longer able (for whatever reason) to act as Chief Investigator and no replacement mutually acceptable to BIOENVISION and the Sponsor can be found.

d)                                     If BIOENVISION terminates this Agreement for any reason pursuant to clause 8(a) above, BIOENVISION agrees that it shall confer with the Sponsor and use its best endeavours to minimise any inconvenience or harm to Clinical Trial Patients caused by the premature termination of the Clinical Trial.

e)                                      If this Agreement or this Clinical Trial is terminated for any reason prior to completion of the Clinical Trial or BIOENVISION’s receipt of a final Clinical Trial report, the Sponsor shall immediately return to BIOENVISION or dispose of (as instructed by BIOENVISION) all unused clofarabine and other supplies previously supplied by BIOENVISION to the Sponsor’s site and instruct participating sites to do likewise.

promptly provide BIOENVISION with an itemised statement of work performed as of the date of termination consistent with the Financial Support Schedule (Appendix B); and

promptly refund to BIOENVISION the amount, if any, by which BIOENVISION payment(s) under this Agreement exceed BIOENVISION obligation.

8.                                       AGREEMENT AND MODIFICATION

a)                                      This Agreement including its Appendices contains the entire understanding between the Parties and supersedes all other understandings and/or agreements between the parties, whether written or oral, prior to the date hereof between the Parties relating to the Clinical Trial or the other subject matter of this Agreement.

b)                                     BIOENVISION reserves the right to modify and re-negotiate the terms of this agreement under the following conditions:

if it is determined by BIOENVISION that aspects of the Clinical Trial conducted within the terms of this Agreement would be suitable for use as part of a regulatory strategy for clofarabine, BIOENVISION reserves the right to negotiate a new contract with The Sponsor which would constitute a separate Agreement.

if clofarabine is approved by the EMeA for the treatment of first line Acute Myeloid Leukaemia, BIOENVISION reserves the right to review and re-negotiate the entire Agreement, subject to providing no less than three (3) months prior written notice to the Sponsor.

9.                                       GENERAL PROVISIONS:

a)                                      Independent Contractors.  In conducting this Clinical Trial, the Sponsor will not be acting as an agent, partner, or employee of BIOENVISION and will not have any authority to, nor will the Sponsor, make agreements with third- parties that are binding upon BIOENVISION in any manner or nature whatsoever.

b)                                     Notices.  Unless otherwise agreed to in this Agreement, any notice, request or other communication required to be given pursuant to the provisions of this Agreement shall be in writing and shall be deemed to be given when delivered in person or five business days after being deposited in the mail, postage prepaid, certified, return receipt requested, or two business days after being deposited with an internationally recognised overnight courier, return receipt requested, or one business day after being faxed, to the parties addressed as follows:

If to the Sponsor:

Geraint Jones

Director of Research and Commercial Division

Cardiff University

30-36 Newport Road

Cardiff

CF24 ODE

In respect of Serious Adverse Events:

Alan K Burnett MD

Department of Haematology

Cardiff University

Heath Park, Cardiff

CF14 4XN

If to BIOENVISION:

Hugh Griffith

Bioenvision Limited

10 Lochside Place

Edinburgh

EH12 9RG

Fax:  0131 248 3300

With a copy to:

David Luci

Bioenvision, Inc

345 Park Avenue

41st Floor

New York 10154

USA

c)                                      Governing Law; Jurisdiction.  This Agreement shall be governed by and construed in accordance with the internal laws of England and Wales.  Each party to this Agreement agrees to be bound by the jurisdiction of the courts located in London, England in connection with any dispute arising under this Agreement.

d)                                     Counterparts.  This Agreement may be signed in one or more counterparts, each of which shall be deemed an original as against either party whose signature appears thereon, but all of which together shall constitute one and the same instrument.

e)                                      Survival of Obligations.  In the event of the termination of this Agreement, all obligations of the parties hereto existing prior to termination shall remain the obligation of each such party until discharged.  All confidentiality obligations shall survive any such termination for a period of ten (10) years thereafter.

f)                                        Authority; No conflicts.  The Sponsor represents and warrants to BIOENVISION that The Sponsor has full power and authority to enter into this Agreement and entering into this Agreement does not conflict with any other obligation of the Sponsor and/or Chief Investigator.  The Sponsor agrees to assure that any and all other centres to be included in the Clinical Trial(s) shall have the power and authority to participate in the Clinical Trial(s) prior to allowing such participation in the Clinical Trial(s).

10.                                 CONFIDENTIALITY:

a)                                      Each Party further agrees to take reasonable and appropriate measures to safeguard Confidential Information received from the other from theft, loss or negligent disclosure to others and to limit access to Confidential Information to those of its officers, directors and employees who reasonably require such access in order to accomplish performance of this Agreement.  Each Party shall take all reasonable precautions in dealing with The Project Description and with any information documents and papers provided to it by the other Party so as to prevent any unauthorised person from having access to The Project Description, information, documents or papers or to any report on or records of any tests carried out.

b)                                     The restrictions contained in this Clause shall continue to apply after the termination or expiration of this Agreement.

c)                                      The provision of Clause 10a) shall not apply to the whole or any part of the Confidential Information that;

i)                                         Is lawfully obtained free of any duty of confidentiality otherwise than directly or indirectly from the other Party;

ii)                                      Is known to the receiving Party at the time of disclosure without breach of this Agreement by the receiving Party

iii)                                   was already in the possession of the Party receiving such information and which they can show from written records other than as a result of a breach of this Agreement;

iv)                                  Is in the public domain without out or other than as a result of a breach of this Agreement by the receiving Party;

v)                                     is necessarily disclosed pursuant to a statutory obligation or is legally required to be disclosed to a regulatory agency or pursuant to an order of a court of competent jurisdiction, provided that where permissible the disclosing Party be given an opportunity to seek protective order and following any such disclosure the Confidential Information shall remain Confidential Information for the purposes of this Agreement and shall remain to be dealt with according to the provisions of this Agreement;

vi)                                  is disclosed with prior written consent of the other Party;

vii)                               is discovered or developed independently by the receiving Party in activities not related to the performance of this Agreement;

viii)                            is necessarily disclosed by a Party, by virtue of its status as a public authority in terms of the Freedom of Information Act (England) 2000 subject at all times to the provisions of Clause s.41 and s.43 thereof.  In the event of any notice being received by either Party pursuant to this FOI Act 2000, then the Party receiving such notice shall immediately notify the other Party prior to disclosing any Confidential Information under this Agreement.  The Parties hereby agree that all and any Confidential Information under this Agreement is exempt information pursuant to s 41 and s. 43 of the FOI Act 2000 and shall be exempt form disclosure to any third party

d)                                     Each Party further agrees to return to the other Party, upon request, all copies of Confidential Information, except for one record copy which may, upon written notice to the other Party, be retained in confidence for archive purposes only.

e)                                      The receiving Party agrees to notify the disclosing Party promptly of the date of, and the circumstances involved in, the loss or unauthorised disclosure of any Confidential Information belonging to such Party.

f)                                        The confidentiality and non-use obligations imposed by this clause shall continue in force for 10 years following termination or expiration of this Agreement.

IN WITNESS WHEREOF, each party has caused This Agreement to be signed by its duly authorised officer as of the day and year written below.

Signed for an on behalf of Cardiff University
On [30th] day of August 2006.

/s/ Kathy Pittard Davies		Witness:	/s/ Chris Shaw

Name:		Name:	Chris Shaw
	Dr. Kathy Pittard Davies Deputy Director and Head of Research Policy and Management Research and Commercial Division	Address:	RACD, 30-36 Newport Road, Cardiff

Signed for an on behalf of Bioenvision Limited
On [ 11] day of August 2006.

/s/ Hugh Griffith		Witness:	/s/ Moira Adamson

Name:	Hugh Griffith	Name:	Moira Adamson

		Address:	10 Lochside Place, Edinburgh

APPENDIX A

PROTOCOL

APPENDIX B

FINANCIAL SUPPORT SCHEDULE

In accordance with the Research Agreement and contingent on the Sponsors compliance with the obligations set forth herein and those referenced in Clause 2 and 3 of the aforementioned Research Agreement, and depending on completion of the MILESTONES BIOENVISION shall provide financial support totaling [****] as detailed below.

Payment Number	Milestone	Amount
1	Upon signature of contract	[****]
2	Upon completion of clofarabine dosing of 25 patients and receipt of monthly status reports	[****]
3	Upon completion of clofarabine dosing of 50 patients and receipt of monthly status reports	[****]
4	Upon completion of clofarabine dosing of 75 patients and receipt of monthly status reports	[****]
5	Upon completion of clofarabine dosing of 100 patients and receipt of monthly status reports	[****]
6	Upon completion of clofarabine dosing of 125 patients and receipt of monthly status reports	[****]
7	Upon completion of clofarabine dosing of 150 patients and receipt of monthly status reports	[****]
8	Upon completion of clofarabine dosing of 175 patients and receipt of monthly status reports	[****]
9	Upon completion of clofarabine dosing of 200 patients and receipt of monthly status reports	[****]
10	Upon completion of clofarabine dosing of 225 patients and receipt of monthly status reports	[****]
11	Upon completion of clofarabine dosing of 250 patients and receipt of monthly status reports	[****]
12	Upon completion of clofarabine dosing of 275 patients and receipt of monthly status reports	[****]
13	Upon completion of clofarabine dosing of 300 patients and receipt of monthly status reports	[****]
14	Upon completion of clofarabine dosing of 325 patients and receipt of monthly status reports	[****]
15	Upon completion of clofarabine dosing of 350 patients and receipt of monthly status reports	[****]
16	Upon completion of clofarabine dosing of 375 patients and receipt of monthly status reports	[****]
17	Upon completion of clofarabine dosing of 400 patients and receipt of final study report	[****]
TOTAL		[****]

BIOENVISION’s payment obligations set forth in clause 3 of this Research Agreement and this Appendix B are contingent upon The Sponsor’s promptly providing clinical data from the Clinical Trial to BIOENVISION.

Sponsor shall pay BIOENVISION for the cost associated with the supply of clofarabine [****].

BIOENVISION shall have the right to offset amounts due and owing to Sponsor against amounts due and owing by Sponsor to BIOENVISION under this Agreement.

**** Material omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Exchange Act of 1934.  Material filed separately with the Securities and Exchange Commission.

APPENDIX C

Sponsor acknowledges it is acquiring drug supply of clofarabine solely and exclusively to properly compare and contrast treatment regimens of compounds known or considered to be active agents in the adult AML disease indication in performance of the investigator sponsored clinical study known as AML-16.

Sponsor further acknowledges it will acquire drug supply of clofarabine at prevailing market rates to conduct the AML-16 clinical study regardless of Bioenvision’s decision to either acquire or not acquire the clinical data generated by AML-16 (and related interim and final study reports generated by Sponsor) and that a comparison of compounds to treat adult AML would be incomplete without inclusion of clofarabine in this multi-arm clinical study.

IN WITNESS WHEREOF, the parties have caused this Appendix C to Research Agreement to be executed by their duly authorised officer, as of the 30th day of August 2006.

BIOENVISION LIMITED

By:	/s/ Hugh Griffith

	Name:	Hugh Griffith

	Title:	C.O.O.

CARDIFF UNIVERSITY

By:	/s/ Kathy Pittard Davies

Name: Dr. Kathy Pittard Davies

Title: Deputy Director and Head of Research Policy and Management
Research and Commercial Division